CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 22, 2013, relating to the financial statements and financial highlights, which appear in the August 31, 2013 Annual Report to Shareholders of Columbia Marsico Flexible Capital Fund (one of the funds constituting Columbia Funds Series Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 20, 2013